Exhibit b (vii) under Form N-1A

                                    Exhibit 3(ii) under Item 601/Reg. S-K

                                  AMENDMENT #10
                                 TO THE BY-LAWS
                                       OF
                           FEDERATED HIGH YIELD TRUST

                          Effective September 21, 2004

Insert the following into Article II, Power and Duties of Trustees and Officers and renumber Section 11 as Section 12:

      Section 11. Chief Compliance Officer. The Chief Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940, as amended. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.

                                          Exhibit b (vii) under Form N-1A

                                    Exhibit 3(ii) under Item 601/Reg. S-K

                                  AMENDMENT #11
                                 TO THE BY-LAWS
                                       OF
                           FEDERATED HIGH YIELD TRUST

                            Effective August 18, 2005

Insert the following as Article IX:

                                   Article IX
                Indemnification of Trustees and Officers

Section 1. Indemnification. The Trust hereby agrees to indemnify each person who at any time serves as a Trustee or officer of the Trust (each such person being an "indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, by virtue of his being or having been a Trustee or officer of the Trust or his serving or having served as a trustee, director, officer, partner, or fiduciary of another trust, corporation, partnership, joint venture, or other enterprise at the request of the Trust, provided, however, that no indemnitee shall be indemnified hereunder against any liability to any person or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence, or (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses
(i) through (iv) being sometimes referred to herein as "disabling conduct").

Section 2. Actions By Trustee Against The Trust. Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee (i) was authorized by a majority of the Trustees or (ii) was instituted by the indemnitee to enforce his rights to indemnification hereunder in a case in which the indemnitee is found to be entitled to such indemnification.

Section 3. Survival. The rights to indemnification set forth herein shall continue as to a person who has ceased to be a Trustee or officer of the Trust and shall inure to the benefit of his heirs, executors and personal and legal representatives.

Section 4. Amendments. No amendment or restatement of these by-laws or repeal of any of its provisions shall limit or eliminate any of the benefits provided to any person who at any time is or was a Trustee or officer of the Trust or otherwise entitled to indemnification hereunder in respect of any act or omission that occurred prior to such amendment, restatement or repeal.

Section 5. Procedure. Notwithstanding the foregoing, no indemnification shall be made hereunder unless there has been a determination (i) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such indemnitee is entitled to indemnification hereunder or, (ii) in the absence of such a decision, by (1) a majority vote of a quorum of those Trustees who are neither "interested persons" of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding ("Disinterested Non-Party Trustees"), that the indemnitee is entitled to indemnification hereunder, or (2) if such quorum is not obtainable (or even if obtainable, if such majority so directs) independent legal counsel in a written opinion concludes, based on a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee should be entitled to indemnification hereunder. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (f) below.

Section 6. Advances. The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written undertaking to reimburse the Trust if it is subsequently determined that the indemnitee is not entitled to such indemnification. In addition, at least one of the following conditions must be met: (i) the indemnitee shall provide adequate security for his undertaking,
(ii) the Trust shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of the Disinterested Non-Party Trustees, or independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

Section 7. Other Rights. The rights accruing to any indemnitee under these provisions shall not exclude any other right which any person may have or hereafter acquire under the Declaration of Trust or the by-laws of the Trust, by contract or otherwise under law, by a vote of shareholders or Trustees who are "disinterested persons" (as defined in Section 2(a)(19) of the 1940 Act) or any other right to which he may be lawfully entitled.

Section 8. Indemnification Of Employees And Agents. Subject to any limitations provided by the Investment Company Act of 1940 Act or otherwise under the Declaration of Trust or the by-laws of the Trust, contract or otherwise under law, the Trust shall have the power and authority to indemnify and provide for the advance payment of expenses to employees, agents and other persons providing services to the Trust or serving in any capacity at the request of the Trust to the full extent permitted by applicable law, provided that such indemnification has been approved by a majority of the Trustees.

Renumber remaining Articles accordingly.

                                          Exhibit b (vii) under Form N-1A

                                    Exhibit 3(ii) under Item 601/Reg. S-K

                                  AMENDMENT #12
                                 TO THE BY-LAWS
                                       OF
                           FEDERATED HIGH YIELD TRUST
                            Effective January 1, 2006

Strike Section 1, Officers, and Section 2, Election of Officers from Article I - OFFICERS AND THEIR ELECTION, and replace with the following:

Section 1. Officers. The Officers of the Trust shall be a President, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Treasurer, and a Secretary. The Board of Trustees, in its discretion, may also elect or appoint one or more Vice Chairmen of the Board of Trustees (who need not be a Trustee), and other Officers or agents, including one or more Assistant Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers. An Executive Vice President, Senior Vice President or Vice President, the Secretary or the Treasurer may appoint an Assistant Vice President, an Assistant Secretary or an Assistant Treasurer, respectively, to serve until the next election of Officers. Two or more offices may be held by a single person except the offices of President and Executive Vice President, Senior Vice President or Vice President may not be held by the same person concurrently. It shall not be necessary for any Trustee or any Officer to be a holder of shares in any Series or Class of the Trust. Any officer, or such other person as the Board may appoint, may preside at meetings of the shareholders.

Section 2. Election of Officers. The Officers shall be elected annually by the Trustees. Each Officer shall hold office for one year and until the election and qualification of his successor, or until earlier resignation or removal.


Strike Sections 2, Chairman of the Trustees, Section 3, Vice Chairman of the Trustees, Section 4, President, and Section 5, Vice President from Article II - POWERS AND DUTIES OF TRUSTEES AND OFFICERS, and replace with the following:

Section 2. Chairman of the Board. The Board may elect from among its members a Chairman of the Board. The Chairman shall at all times be a Trustee who meets all applicable regulatory and other relevant requirements for serving in such capacity. The Chairman shall not be an officer of the Trust, but shall preside over meetings of the Board and shall have such other responsibilities in furthering the Board functions as may be assigned from time to time by the Board of Trustees or prescribed by these By-Laws. It shall be understood that the election of any Trustee as Chairman shall not impose on that person any duty, obligation, or liability that is greater than the duties, obligations, and liabilities imposed on that person as a Trustee in the absence of such election, and no Trustee who is so elected shall be held to a higher standard of care by virtue thereof. In addition, election as Chairman shall not affect in any way that Trustee's rights or entitlement to indemnification under the By-Laws or otherwise by the Trust. The Chairman shall be elected by the Board annually to hold office until his successor shall have been duly elected and shall have qualified, or until his death, or until he shall have resigned, or have been removed, as herein provided in these By-Laws. Each Trustee, including the Chairman, shall have one vote.

Resignation. The Chairman may resign at any time by giving written notice of resignation to the Board. Any such resignation shall take effect at the time specified in such notice, or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Removal. The Chairman may be removed by majority vote of the Board with or without cause at any time.

Vacancy. Any vacancy in the office of Chairman, arising from any cause whatsoever, may be filled for the unexpired portion of the term of the office which shall be vacant by the vote of the Board.

Absence. If, for any reason, the Chairman is absent from a meeting of the Board, the Board may select from among its members who are present at such meeting a Trustee to preside at such meeting.


Section 3. Vice Chairman of the Trustees. Any Vice Chairman shall perform such duties as may be assigned to him from time to time by the Trustees. The Vice Chairman need not be a Trustee.

Section 4. President. The President shall be the principal executive officer of the Trust. He shall counsel and advise the Chairman. He shall have general supervision over the business of the Trust and policies of the Trust. He shall employ and define the duties of all employees, shall have power to discharge any such employees, shall exercise general supervision over the affairs of the Trust and shall perform such other duties as may be assigned to him from time to time by the Trustees, the Chairman or the Executive Committee. The President shall have the power to appoint one or more Assistant Secretaries or other junior officers, subject to ratification of such appointments by the Board. The President shall have the power to sign, in the name of and on behalf of the Trust, powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities or other property owned by the Trust, and may, in the name of and on behalf of the Trust, take all such action as the President may deem advisable in entering into agreements to purchase securities or other property in the ordinary course of business, and to sign representation letters in the course of buying securities or other property.

Section 5. Vice President. The Executive Vice President, Senior Vice President or Vice President, if any, in order of their rank as fixed by the Board or if not ranked, a Vice President designated by the Board, in the absence of the President shall perform all duties and may exercise any of the powers of the President subject to the control of the Trustees. Each Executive Vice President, Senior Vice President and Vice President shall perform such other duties as may be assigned to him from time to time by the Trustees, the Chairman, the President, or the Executive Committee. Each Executive Vice President, Senior Vice President and Vice President shall be authorized to sign documents on behalf of the Trust. The Executive Vice President, Senior Vice President and Vice President shall have the power to sign, in the name of and on behalf of the Trust and subject to Article VIII, Section 1, powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities or other property owned by the Trust, and may, in the name of and on behalf of the Trust, take all such action as the Executive Vice President, Senior Vice President or Vice President may deem advisable in entering into agreements to purchase securities or other property in the ordinary course of business, and to sign representation letters in the course of buying securities or other property.